Exhibit 4.9

Property Transfer Framework Agreement

between

China Life Investment Holding Company Limited

and

China Life Insurance Company Limited

Party A (Transferor): China Life Investment Holding Company Limited

Address: 12/F, China Life Center, 17 Financial Street, Xicheng District, Beijing

Postal code: 100033

Party B (Transferee): China Life Insurance Company Limited

Address: China Life Plaza, 16 Financial Street, Xicheng District, Beijing

Postal code: 100033

In accordance with the Contract Law of the People’s Republic of China, the Law of the People’s Republic of China on the Administration of Urban Real Estate and other applicable laws, regulations and rules, and on the basis of equality, willingness and consensus, Party A and Party B have reached the property transfer framework agreement (“Framework Agreement” or “Agreement”) as follows:

ARTICLE 1 SCOPE OF THE TRANSFER

In accordance with provisions of this Agreement, Party A hereby agrees to transfer to Party B 1,198 properties, with a total constructions area of 803,424.09 square meters (please refer to the schedule for details), to be used as business offices by branches and subsidiaries of Party B.

ARTICLE 2 PRINCIPLES OF THE TRANSFER

1.	Transfer by batches. Properties with perfect titles shall be transferred first. Properties with titles that need to be perfected shall be transferred after Party A has cured the title defects of such properties. In the event that certain title cannot be perfected due to objective factors, and as a result, such properties cannot be transferred to Party B, Party A shall not be deemed to have breached its obligations hereunder.

2.	Individual execution of transfer agreements. For properties with perfect title, free and clear of any security interest or liens and satisfying all conditions for ownership transfer as required by law, the subsidiaries of Party A and Party B shall execute individual transfer agreements for each property and in accordance with conditions provided in this Agreement and applicable laws and regulations.

ARTICLE 3 PRINCIPLE OF PRICING AND THE AGGREGATE SUM OF THE TRANSACTIONS

The principle of pricing for property transfer shall be: the transactional prices shall be determined by assessments conducted by an agency mutually agreed upon by the Parties, and with reference to fair market value.

According to a joint assessment by the Parties, the aggregate sum of the transactions contemplated hereunder is estimated to be no greater than RMB1.7 billion.

ARTICLE 4 DEFAULT LIABILITIES

If either Party fail to perform its obligations under this Agreement, such Party shall be liable for default liabilities as required by law.

If Party B cannot obtain title for a specific property because of title defect or any other reason on the part of Party A, Party B has the right to rescind the transaction for such property, and Party A shall refund the entire amount paid by Party B for such property within seven (7) days of receiving the notice of rescission, along with interest accrued according to the bank loan interest rate for the same period.

If Party B cannot make the payment on the mutually agreed date of payment, Party B shall be responsible for interests for the period from the mutually agreed date of payment to the date on which such late payment is settled, accrued according to the bank loan interest rate for the same period.

ARTICLE 5 TAX

For the transactions contemplated in this Agreement, Party A and Party B shall be responsible for the taxes and surcharges in accordance with applicable rules of the PRC. During the term of this Agreement, if new tax(es) are imposed and applicable to such transactions due to policy reasons, the responsible party as provided in the new policy shall pay such tax(es). If the new policy does not expressly provide which party shall be responsible for such tax(es), Party A and Party B shall each be responsible for 50% of such tax(es).

ARTICLE 6 TERM

The term of this Agreement shall be three (3) years.

ARTICLE 7 REPRESENTATIONS AND WARRANTIES

Party A:

1.	Party A is duly authorized to execute this Framework Agreement and is capable of performing its obligations hereunder.

2.	At the time this Framework Agreement is executed, Party A is not subject to any judgment, rule, award or specific administrative proceedings by any court, arbitral tribunal, administrative agency or regulatory authority that may have material adverse effects on Party A in performing its obligations hereunder.

Party B:

1.	Party B is duly authorized to execute this Framework Agreement and is capable of performing its obligations hereunder.

2.	At the time this Framework Agreement is executed, Party B is not subject to any judgment, rule, award or specific administrative proceedings by any court, arbitral tribunal, administrative agency or regulatory authority that may have material adverse effects on Party B in performing its obligations hereunder.

ARTICLE 8 ASSUMPTION OF RISK

Party A shall be responsible for all possible risks, legal liabilities or debts in relation to the property (e.g., overdue property taxes and land use taxes) for the period prior to the completion of the transfer of property title and delivery of property to Party B.

Party B shall be responsible for the risks and legal liabilities in relation to the property after the completion of the transfer of property title and delivery of property to Party B.

ARTICLE 9 CONFIDENTIALITY

The Parties agree to keep confidential all documents and materials (including trade secrets, business plans, business operations, financial information, technological information, business information and other trade secrets) that are acquired during the process of the negotiation and execution of this Framework Agreement, proprietary to the other Party and not available to the public. Without prior consent by the Party which provided such materials and documents, the other Party may not disclose all or part of such trade secrets to any other third parties, unless otherwise required by laws and regulations, the listing rules of the securities exchanges where such other Party is listed, or otherwise agreed by the Parties.

ARTICLE 10 FORCE MAJEURE

Should either Party be prevented from performing its obligations under this Agreement due to an event of force majeure, based on the actual effects of such event, such Party shall be exempted from all or part of the liabilities hereunder, provided that the Party claiming to have been adversely affected by the force majeure event shall promptly notify the other Party and provide proper evidence within thirty (30) days after the force majeure event.

ARTICLE 11 TERMINATION

The Parties may mutually agree to terminate this Agreement. For the properties for which the Parties have executed individual transfer agreements by the expiration of the term of this Agreement, the Parties shall reasonably cooperate to complete the transfer of title and delivery of property. For the properties for which the Parties have not executed individual transfer agreements by the expiration of the term of this Agreement, the Parties may not proceed with the transactions in accordance with this Agreement. The Parties may reach separate agreements as necessary.

ARTICLE 12 REGULATORY APPROVAL AND OBLIGATION TO ASSIST

The transaction contemplated under this Agreement will constitute a related party transaction for Party B. According to applicable listing rules, the Parties may not proceed with such transaction without obtaining exemptions from the relevant securities exchanges, or approval by independent shareholders, and/or complying with any other requirements on related party transactions in the applicable listing rules. As a result, the performance of this Agreement and the transactions contemplated hereunder shall be conditioned upon approvals by the relevant securities exchanges and/or compliance with any other requirements on related party transactions in the applicable listing rules as may be amended from time to time. The Parties agree to comply with requirements of applicable listing rules. Party A agrees to assist Party B in fulfilling its compliance obligations under applicable listing rules.

ARTICLE 13 DISPUTE RESOLUTION

1.	This Framework Agreement shall be governed by, and construed and interpreted in accordance with the laws of the People’s Republic of China.

2.	The Parties shall seek to resolve disputes arising out of, relating to, or in connection with this Agreement through friendly consultation, or through mediation by relevant agencies. In the event that such consultation or mediation fails to resolve the dispute, the Parties agree to submit any dispute arising out of, relating to, or in connection with this Agreement to the Beijing Arbitration Commission for arbitration in accordance with its arbitration rules. The arbitration award will be final and binding on both Parties.

ARTICLE 14 EFFECT, COUNTERPART AND AMENDMENTS

1.	This Agreement shall take effect after it is signed by the legal representative or authorized representatives of both Parties and affixed with the company seal or contract seal of both Parties, and approved by competent government authorities.

2.	This Agreement shall be executed in four (4) copies, with each Party holding two (2) copies. Each copy shall have the same legal effect.

3.	Any issue that is not addressed in this Framework Agreement shall be handled in accordance with applicable laws and regulations. In the event the laws and regulations do not provide useful guidance, the Party may provide further confirmation in the form of supplemental agreements or letters. The supplemental agreements, letters and exhibits shall be integral parts of this Agreement, and have the same legal effect as this Agreement.

This Agreement constitute a related party transaction for Party B, and any relevant amendments shall take effect only after providing proper notices to or obtaining any required consents and approvals from the relevant securities exchange and/or the board of directors or shareholders’ meeting (as applicable) of Party B, in accordance with relevant listing rules as may be amended from time to time and other requirements of the relevant securities exchanges.

Party A (Company seal): China Life Investment Holding Company Limited Legal Representative or Authorized Representative: (Signature): Date:	Party B (Company seal): China Life Insurance Company Limited Legal Representative or Authorized Representative: (Signature): Date: